Services Agreement
February 1, 2014

Mr. Scott Larsen
President and Chief Executive Officer
Park Place Energy Corp.
2200 Ross Ave.
Suite 4500E
Dallas, TX 75201

Dear Mr. Larsen:

SeatonHill Partners LLC (“SeatonHill,” “we,” or “us”) is pleased that Park Place Energy Corp. (the “Company,” “you” or “your”) desires to engage SeatonHill to provide various consulting services. This letter along with the terms and conditions attached as Exhibit A (collectively, the “Agreement”) confirms our mutual understanding of the terms and conditions upon which SeatonHill will make available to you the services of Mr. Chas Michel (the "Consultant") and the intellectual capital of SeatonHill for use in connection with our relationship with you.

Effective as of February 1, 2014, the Consultant will provide consulting services (hereinafter referred to as the “Services”). The Consultant will take direction from and report directly to the Company’s management.

Concurrently with the execution and delivery of this agreement, Consultant shall execute and deliver to the Company a confidentiality agreement in form and substance mutually agreeable to Consultant and the Company (the “Confidentiality Agreement”).

Compensation

The compensation due to SeatonHill is as follows:

You will pay directly to SeatonHill a fee of $200 per hour plus expenses (“Fees”).

In lieu of the Consultant participating in the Company-sponsored employee medical insurance benefit, the Consultant will remain on his current medical plan.

The Company will reimburse the Consultant for pre-approved travel and out-of-pocket expenses incurred by the Consultant to the same extent that the Company reimburses other senior managers for such expenses.

The Company agrees to indemnify the Consultant to the full extent permitted by law for any losses, costs, damages, and expenses, including reasonable attorneys’ fees, as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Consultant’s services to the Company; provided, however, that the foregoing indemnity shall not apply to any cause of action, suit or other proceeding arising out of Consultant’s breach of the Confidentiality Agreement.

Payments to SeatonHill should be made in accordance with the instructions set forth on Exhibit A.

Deposit

As a condition to providing the Services hereunder, we require a security deposit in an amount equal to $3,500 (the “Deposit”), which will only be used by us under the limited circumstances described on Exhibit A. The Deposit is due upon the execution of this Agreement.

We appreciate the opportunity to serve you and believe this Agreement accurately reflects our mutual understanding. We would be pleased to discuss this Agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

Sincerely,

SeatonHill Partners LLC

By: Marjean Henderson
Managing Partner

By:
Name: Scott C. Larsen
Title: President and Chief Executive Officer

     Exhibit A

Terms and Conditions

1.          Relationship of the Parties. The parties agree that SeatonHill and the Consultant will be serving the Company as an independent contractor for all purposes and not as an employee, agent, partner of, or joint venturer with the Company.

2.          Payment Terms. Payments to SeatonHill should be made within thirty (30) days after receipt of an invoice by the Company and shall be made by check to and sent to SeatonHill Partners, LLC, 5956 Sherry Lane, Suite 1000, Dallas, Texas 75225 or by wire transfer pursuant instructions received from SeatonHill. Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges. 3. Deposit. If the Company breaches this Agreement, SeatonHill will be entitled to apply the Deposit to its damages resulting from such breach. In the event the Deposit falls below the amount required, the Company will pay SeatonHill an additional amount equal to the shortfall. Upon the expiration or termination of this Agreement, SeatonHill will return to the Company the balance of the Deposit remaining after application of any amounts to damages as provided for herein.

4.          Termination.

            (a)         Either party may terminate this Agreement by providing the other party a minimum of 30 days’ advance written notice. SeatonHill will continue to provide, and the Company will continue to pay for, the services until the termination effective date.

            (b)         SeatonHill may terminate this Agreement immediately upon written notice to the Company if: (i) the Company is engaged in or asks SeatonHill or the Consultant to engage in or ignore any illegal or unethical activity; (ii) the Consultant ceases to be a member of SeatonHill for any reason; (iii) the Consultant dies or becomes disabled; or (iv) the Company fails to pay any amounts due to SeatonHill when due. Notwithstanding the foregoing, in lieu of terminating this Agreement under (ii) and (iii) above, upon the mutual agreement of the parties, the Consultant may be replaced by another SeatonHill member. The Company may terminate this Agreement immediately upon written notice to SeatonHill if the Company determines that SeatonHill or Consultant has breached this Agreement.

           (c)         The expiration or termination of this Agreement will not destroy or diminish the binding force and effect of any of the provisions of this Agreement that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses), hiring the Consultant, governing law, arbitration, limitation of liability, and indemnity.

5.         Hiring the Consultant Outside of a SeatonHill Agreement. During the term of this Agreement and for the 12-month period following the termination or expiration of this Agreement, other than in connection with this Agreement or another SeatonHill agreement, the Company will not employ the Consultant or engage the Consultant as an independent contractor. The parties recognize and agree that a breach by the Company of this provision would result in the loss to SeatonHill of the Consultant’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, SeatonHill will be entitled to receive as liquidated damages an amount equal to 45% of the Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to SeatonHill and is not intended as a penalty. The amount will be due and payable to SeatonHill upon written demand to the Company. If a court or arbitrator determines that liquidated damages are not appropriate for such breach, SeatonHill will have the right to seek actual damages and/or injunctive relief. “Annualized Compensation” means the equivalent of the Consultant’s salary with the Company calculated on a full-time annual basis plus the maximum amount of any bonus for which the Consultant was eligible with respect to the then-current bonus year.

6.          Limitation of Liability; Indemnity.

             (a)         The liability of SeatonHill in any and all categories and for any and all causes arising out of this Agreement, whether based in contract, tort, negligence, strict liability or otherwise will, in the aggregate, not exceed the actual Fees paid by the Company to SeatonHill pursuant to over the previous two months’ of the Agreement. In no event will SeatonHill be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, any interruption or loss of business, profit or goodwill. As a condition for recovery of any liability, the Company must assert any claim against SeatonHill within three months after discovery or 90 days after the termination or expiration of this Agreement, whichever is earlier.

            (b)         The Company agrees to indemnify SeatonHill and the Consultant to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Consultant’s services to the Company; provided, however, that the foregoing indemnity shall not apply to any cause of action, suit or other proceeding arising out of Consultant’s breach of the Confidentiality Agreement.

7.         Governing Law, Arbitration, and Witness Fees.

            (a)         This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws provisions.

           (b)         If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in the Dallas, Texas office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties. The arbitrator will render his or her decision within 90 days after the call for arbitration. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this Section. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and SeatonHill may pursue payment of undisputed amounts through any court of competent jurisdiction.

          (c)         In the event any member or employee of SeatonHill (including, without limitation, the Consultant to the extent not otherwise entitled in his or her capacity as an employee of the Company) is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against the Company or by the Company against a third party, the Company will, so long as SeatonHill is not a party to the proceeding in which the information is sought, reimburse SeatonHill for its member’s or employee’s professional time (based on customary rates) and expenses, as well as the fees and expenses of its counsel (including the allocable cost of in-house counsel), incurred in responding to such requests.

8.          Key Representative. It shall be a material term of this Agreement that Consultant shall serve as SeatonHill's representative in performing the Services hereunder. SeatonHill shall not be entitled to delegate any Services hereunder to a representative other than Consultant without the express prior approval of the Company at its discretion.

9.          Appointment as Named Officer. Notwithstanding anything to the contrary herein, the parties agree that, although Consultant shall commence providing the Services hereunder as at the Effective Date, Consultant may be appointed as Chief Financial Officer and Treasurer at a future date determined mutually by the Board of Directors and Consultant. Accordingly, until such time as Consultant is appointed Chief Financial Officer and Treasurer, the parties agree that all Services to be provided under this Agreement shall be provided under the supervision and authority of Company’s Chief Executive Officer and Board of Directors.

10.          Publicity and Title. Consultant shall be permitted to identify itself as a representative of the Company for the purpose of performing the Services under this Agreement. In addition, if Consultant is appointed to serve as an officer of the Company, it is understood and agreed that Consultant shall be covered by any and all (a) indemnities available to officers under the Company’s organizational and governing documents and under applicable law and (b) insurance coverage provided by the Company for its officers. Furthermore, Consultant will tender his resignation to such position upon either party giving notice of termination of this Agreement.

11.          Miscellaneous.

               (a)         The Company agrees to reimburse SeatonHill for all costs and expenses incurred by SeatonHill in enforcing collection of any monies due under this Agreement, including, without limitation, reasonable attorneys’ fees.

              (b)         The Company agrees to allow SeatonHill to use the Company’s logo and name on SeatonHill’s website and other marketing materials for the sole purpose of identifying the Company as a client of SeatonHill. SeatonHill will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.